AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement ("Amendment") is entered into effective as of December 31, 2010, by and between The Neiman Marcus Group, Inc., a Delaware corporation ("NMG"), Neiman Marcus, Inc., a Delaware corporation ("NMI"), and Karen Katz (the "Executive").

WHEREAS, NMG, NMI and Executive entered into that certain Employment Agreement ("Employment Agreement") effective as of October 6, 2010; and

WHEREAS, Section 5(h) of the Employment Agreement provides for a payment to Executive equal to $500 per night, up to and not to exceed a total of $15,000 for each calendar year during the Employment Term, in lieu of a hotel room reimbursement when Executive utilizes her New York apartment in lieu of a hotel room during each trip Executive takes to New York for NMG or NMI; and

WHEREAS, the parties now wish to amend Section 5(h) of the Employment Agreement to provide Executive with a payment equal to $15,000 per calendar year, plus an additional amount to gross up such payment for any income taxes resulting from such payment, in lieu of any specific expense reimbursements relating to Executive's lodging while in New York for NMG or NMI business.

NOW THEREFORE, the Employment Agreement is hereby amended as follows:

1.     Expense Reimbursements. Section 5(h) of the Employment Agreement is hereby amended such that such section shall be and read in full as follows:

"(h)   Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in performing her duties and responsibilities under this Agreement, consistent with NMG's policies or practices for reimbursement of expenses incurred by other NMG senior executives. In additiona, and in lieu of any reimbursement to Executive of hotel or other lodging expenses incurred by Executive in connection with trips to New York for NMG or NMI business, NMG shall pay Executive a lump sum cash payment during each of the Employment Term in the amount of $15,000 plus an amount necessary to gross-up such payment for income taxes to be incurred by Executive on such payment such that the net amount of each such payment after income taxes shall total $15,000. Such payments shall be made on the first regularly scheduled pay date in January of each calendar year during the Employment Term, or, in the event of Executive's separation from service during the Employment Term and prior to the payment of such amount for such year, the date of Executive's separation from service. Executive shall also participate in any NMG policy providing for the reimbursement to employees of liability for any New York state and city taxes, on an after-tax basis, incurred by NMG employees who work principally in states other than New York, subject to the terms and conditions of such policy so long as it is in effect and as it may be amended from time to time; provided that Executive's participation in such policy shall not result in Executive being reimbursed for income taxes which are grossed up in connection with the New York lodging payment provided for above."

2.     Defined Terms. Unless otherwise defined herein, each capitalized term used herein shall have the meaning given to such term under the Employment Agreement.

3.     No Further Amendment. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the first date set forth above.
EXECUTIVE:

/s/ Karen Katz

Karen W. Katz
NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs

Nelson A. Bangs, Senior Vice President

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs

Nelson A. Bangs, Senior Vice President